Exhibit 21

Subsidiaries of the Registrant

Subsidiary Name                          State of Incorporation        Business Name
---------------                          ----------------------        -------------
California Water Service Company         California                    California Water Service Company
CWS Utility Services                     California                    CWS Utility Services
New Mexico Water Service Company         New Mexico                    New Mexico Water Service Company
Washington Water Service Company         Washington                    Washington Water Service Company

The Company and each of its subsidiaries operate in one business segment, the supply and distribution of water, and providing water related services.